(Logo)

                                    NATIONAL
                             COMPUTER SYSTEMS, INC.




                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            MAY 22, 1997 at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 22, 1997, at 3:30 P.M., Central Daylight Savings Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota for the following purposes:

1.  To elect a Board of Directors for the ensuing year.

2. To approve the 1997 Employee Stock Option Plan as adopted by the Board of Directors.

3. To approve the 1997 Long-Term Incentive Plan as adopted by the Board of Directors.

4. To approve appointment of Ernst & Young LLP as auditors for the year ending January 31, 1998.

5.  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 24, 1997, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 21, 1997

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            J. W. Fenton, Jr., Secretary


                 STOCKHOLDERS UNABLE TO ATTEND THIS MEETING ARE
                    URGED TO SIGN AND DATE THE ENCLOSED PROXY
                     AND RETURN IT IN THE ENVELOPE PROVIDED.

                         NATIONAL COMPUTER SYSTEMS, INC.
                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                                 PROXY STATEMENT

The annual meeting of the stockholders of National Computer Systems, Inc. (NCS or the Company) will be held on Thursday, May 22, 1997, at 3:30 P.M., at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota for the purposes set forth in the accompanying notice. The only matters the Board of Directors knows will be presented are those stated in Items 1 through 4 of the notice. The Board of Directors recommends that stockholders vote in favor of Items 1 through 4. Should any other matter properly come before the meeting, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 24, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 15,100,941 shares of Common Stock. Each share is entitled to cast one vote on each proposal before the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and at all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the nine persons named below as directors and for approval of the other matters to be considered at the annual meeting. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

                              ELECTION OF DIRECTORS

At the meeting, the nine persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. Mr. Joseph was elected as a director by the Board of Directors since the last annual meeting of stockholders. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is certain information about the nominees as of February 28, 1997. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees), except as otherwise noted. The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

                                        Principal Occupation                                         Shares
                                                 and                                 Director     Beneficially    Percent of
     Name             Age                Business Experience                           Since         Owned       Outstanding
----------------------------------------------------------------------------------------------------------------------------

David C. Cox++o        59  President & Chief Executive Officer of Cowles               1983          14,200  (1)         *
                           Media Company (diversified communications) for
                           more than five years.

Russell A. Gullotti    54  Chairman of the Board, President & Chief Executive          1994         133,890  (2)         *
                           Officer of NCS since May, 1995. President & Chief
                           Executive Officer from October, 1994 to May, 1995
                           and prior to that held senior executive positions
                           in   sales   and    marketing,    services    and
                           administration with Digital Equipment Corporation
                           (computer  manufacturing  and  services) for more
                           than five years.

Moses S. Joseph+       37  President & Chief Executive Officer of B-Tree                 --             --               *
                           Systems, Inc. (verification systems for embedded
                           computers) since November, 1995.  Prior to that
                           Vice President-Marketing for Integrated Systems, Inc.
                           (embedded operating software) from November, 1992
                           to November, 1995 and Vice President-Marketing
                           and Sales for Lynx Real-Time, Inc. from May, 1989 to
                           November, 1992.

Jean B. Keffeler++     51  Business and management consultant since                    1993           6,700 (3)          *
                           March, 1991.  Prior to that held various
                           executive positions in the corporate and public
                           sectors.

Charles W. Oswald o    69  Private Investor.  For more than five years,                1970       1,625,516 (4)         11  %
                           Chairman of the Board of NCS to May, 1995 and
                           Chief Executive Officer of NCS until  October, 1994.

Stephen G. Shank +     53  President & Chief Executive Officer of Learning             1985           8,619 (1)          *
                           Ventures International, Inc. (education programs
                           and services) since January, 1992.  Prior to that
                           Chairman  & Chief Executive Officer of Tonka
                           Corporation (manufacturer and marketer of toy
                           products) for more than five years prior to
                           September, 1991.

John E. Steuri++o      57  Chairman of Advanced Thermal Technologies, LLC              1991          13,000 (5)          *
                           (industrial and residential air quality and humidity
                           control systems) since December, 1996. Prior to that
                           Chairman & Chief Executive Officer of ALLTEL
                           Information Services, Inc. (information processing
                           management, outsourcing services and application
                           software) for more than five years prior to June,
                           1996.

Jeffrey E. Stiefler++  50  Chairman of Pacific Advisors (management                    1993           6,508 (3)          *
                           advisory firm) since October, 1995; Operating
                           Partner of McCown DeLeeuw & Company (leveraged
                           buyout firm) since February, 1996, Chairman of Out-
                           sourcing Solutions, Inc.(receivables management firm)
                           since February, 1996 and Chairman & Chief Executive
                           Officer of International Data Response Corp.
                           (telemarketing firm) since July, 1996. Prior to that
                           President of American Express Company (travel and
                           financial services) from August, 1993 to September,
                           1995, Chief  Executive Officer of American Express
                           Financial Advisors, Inc.(financial services) from
                           July, 1992 to August, 1993 and President from
                           September, 1990 to August, 1993.

John W. Vessey+        74  Management consultant since October, 1985.                  1986           8,400 (1)          *
                           Prior to that Chairman, Joint Chiefs of Staff,
                           U.S. Department of Defense from June, 1982 to
                           October, 1985.


                           + Member of Audit Committee
                       ++ Member of Compensation Committee
                   o Member of Governance/Nominating Committee


 *    Less than 1%.

     (1) The shares listed for Messrs. Cox, Shank and Vessey include 8,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) The shares listed for Mr. Gullotti include 275 shares allocated to him pursuant to the NCS Employee Stock Ownership Plan (ESOP), 82,600 shares issued under the NCS Long-Term Incentive Plan (L-TIP), and 45,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (3 The shares listed for Ms. Keffeler and Mr. Stiefler include 3,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (4) The shares listed for Mr. Oswald include 63,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (5) The shares listed for Mr. Steuri include 6,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.


Mr. Cox is also a director of ReliaStar Financial Corp. and Tennant Company; Mr. Gullotti is also a director of GenRad, Inc. and MTS Systems Corporation; Ms. Keffeler is also a director of American Paging Company, Inc. and the American Express Financial Corporation Strategist Fund Group; Mr. Oswald is also a director of ADC Telecommunications, Inc.; Mr. Shank is also a director of Polaris Industries, Inc. and Mr. Steuri is also a trustee of Northwestern Mutual Life Insurance Company.

The Board of Directors held five meetings during the fiscal year ended January 31, 1997 (fiscal 1996). All Board committees are comprised of only outside directors. The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit Committee held four meetings. The Compensation Committee of the Board of Directors reviews the Company's compensation and personnel processes and programs. During the last fiscal year, the Compensation Committee held six meetings. The Governance/Nominating Committee assesses Board effectiveness, recommends the slate of Board nominees, recommends candidates to fill Board vacancies and recommends corporate governance policies and practices. The Governance/Nominating Committee meets informally as required. During the last fiscal year each director attended 75% or more of all Board of Directors meetings and meetings of Board Committees on which each served.

Outside directors receive fees of $3,000 per quarter ($3,750 for Committee Chairpersons) and participation fees of $1,250 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting day.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS is automatically granted, on each date that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 1,000 shares of Common Stock (2,500 shares effective March 3, 1997). During fiscal 1996, all non-employee directors as a group were granted options to purchase 7,000 shares at a per share option price of $24.00. None of the options granted under the Plan have been exercised.

           PROPOSAL TO APPROVE THE NCS 1997 EMPLOYEE STOCK OPTION PLAN

The Board of Directors recommends stockholder approval of the NCS 1997 Employee Stock Option Plan (1997 Plan), covering up to 300,000 shares of Common Stock. The 1997 Plan was adopted by the Board of Directors on March 3, 1997, subject to stockholder approval. NCS has four other employee stock option plans which were approved in 1984, 1986, 1990 and 1995. As of February 28, 1997, there were 227,000 shares reserved and available for issuance under these plans. No options have been granted under the 1997 Plan. Approval of the 1997 Plan will require the affirmative vote of a majority of the shares of outstanding Common Stock present and entitled to vote at the meeting.

In the opinion of the Board of Directors, the 1997 Plan is beneficial to NCS as it will provide key employees an opportunity to invest in the Common Stock of NCS with the increased personal interest in the continued success of NCS and alignment with long-term interests of stockholders that stock ownership can produce.

Persons eligible to receive options under the 1997 Plan are key employees of NCS or its wholly-owned subsidiaries. The 1997 Plan is administered by the Compensation Committee of the Board of Directors. No employee may be granted any options under the 1997 Plan for more than 100,000 shares in the aggregate in any calendar year. No option may be granted after January 31, 2007.

The option price shall not be less than 100% of the fair market value of NCS Common Stock on the date of grant of the option. No option granted under the 1997 Plan shall have a term in excess of ten years or shall be less than one year. Options are exercisable only while the optionee is an employee of NCS or one of its subsidiaries or within three months after termination of employment. The legal representative of a deceased optionee may exercise the option within one year after the death of the optionee or until the earlier expiration of the option. Options are nontransferable except by will or the laws of descent and distribution. Option shares must be paid for in cash and in full at the time an option is exercised; provided, however, in lieu of cash an optionee may exercise an option by tendering to the Company Common Stock owned by the optionee which has a fair market value equal to the cash exercise price of the shares being purchased.

The grant of an option is not expected to result in any taxable income to the optionee. Options under the 1997 Plan may be intended to qualify as Incentive Stock Options (ISOs) under the Internal Revenue Code of 1986, as amended (the
Code). An optionee generally will have no taxable income upon exercising an ISO (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an ISO is exercised. Upon exercising non-qualified options (NQOs), the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired upon the exercise of an ISO or a NQO.

            PROPOSAL TO APPROVE THE NCS 1997 LONG-TERM INCENTIVE PLAN

The Board of Directors recommends stockholder approval of the NCS 1997 Long-Term Incentive Plan (Incentive Plan), covering up to 300,000 shares of Common Stock. The Plan was adopted by the Board of Directors on March 3, 1997, subject to stockholder approval. Approval of the Incentive Plan will require the affirmative vote of a majority of the shares voting on the matter.

The purpose of the Incentive Plan is to promote the interests of NCS by enhancing its ability to attract, motivate and retain its key employees, to provide incentives for such employees to remain with NCS, to increase their identification with the interests of the NCS stockholders and to afford them an opportunity to acquire a proprietary interest in NCS based on the financial success of the  Company.  Eligible  participants  are key  employees,  including salaried officers and directors who are employees, as approved by the Compensation Committee of the Board of Directors. No further awards will be made under the prior L-TIP.

The Incentive Plan has three features. It provides for the grant of stock options, conditional cash bonuses or restricted stock awards as long-term incentives.

Options under the Incentive Plan may be intended to qualify as ISOs. The option price for an ISO shall not be less than 100% of the fair market value of NCS Common Stock on the date of grant of the option. The option price for options granted under the Incentive Plan which do not qualify as ISOs will be determined by the Committee. No ISO granted shall exceed ten years. A NQO shall not have a term exceeding fifteen years. ISOs are exercisable only while the optionee is an employee of NCS or its affiliates or within three months after termination of employment. The legal representative of a deceased optionee or an optionee who terminates due to becoming disabled may exercise the option within one year after the death or disability of the employee or until the expiration of the option. NQOs may be exercisable at such times as the Committee may determine. Options are nontransferable except by will or the laws of descent and distribution. Option shares must be paid for in cash and in full at the time an option is exercised; provided, however, in lieu of cash an optionee may exercise an option by tendering to the Company Common Stock owned by the optionee which has a fair market value equal to the cash exercise price of the shares being purchased.

Conditional cash bonuses or restricted stock awards under the Incentive Plan shall be for an amount of cash or a number of shares of NCS Common Stock determined by the Committee and set forth in an agreement containing the terms of such award. If the Committee so determines, the restrictions may lapse during the restricted period in installments with respect to specified portions of the shares or cash bonus covered by the award. The agreement relating to an award may, in the discretion of the Committee, set forth performance and other conditions that will subject the Common Stock or cash to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding awards, whether or not a restriction period has expired or other specific conditions have been met.

For tax consequences relating to options granted under the Incentive Plan, see "Proposal To Approve the NCS 1997 Employee Stock Option Plan" above. The recipient of a restricted stock award must, unless a special election is made under the Code, recognize ordinary income equal to the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or no longer have a substantial risk of forfeiture, whichever occurs earlier), and the Company will be entitled at that time to a tax deduction for the same amount.

The Compensation Committee will have full power and authority, subject to applicable law, in its discretion, to make final determinations regarding this Incentive Plan and to determine the terms and conditions of all stock options, conditional cash bonuses and restricted stock awards granted pursuant to this Incentive Plan.

The stock option feature of the Incentive Plan will initially provide non-qualified stock options to participants at an option price of $24.50 per share, the fair market value of the Common Stock on date of grant. Options for 48,600, 15,000, 15,000, 14,800, 13,400 and 161,500 shares have been granted to
Messrs. Gullotti, Bowen, Poss, Smith, and Taylor and all executive officers as a group, respectively, subject to stockholder approval of the Incentive Plan. Options will vest in sixty-six months or earlier on achievement of an established cumulative earnings per share goal for the three years ending January 31, 2000. Vesting is further adjusted based on last trade prices of NCS Common Stock for 20 trading days following announcement of earnings for the third year of the measurement period.

                       APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at this annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998.

Ernst & Young LLP has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders on May 22, 1997 and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                    OWNERSHIP OF NCS COMMON STOCK BY CERTAIN
                    BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table below and all directors and executive officers as a group as of February 28, 1997, is shown below. Except as otherwise indicated, the stockholders listed in the table below have sole voting power and investment power with respect to the Common Stock owned by them.

                                         Shares
                                      Beneficially               Percent of
   Name and Address                      Owned                   Outstanding
   -------------------------------------------------------------------------

   Charles W. Oswald                   1,625,516                         11%
   3800 West 80th Street
   Bloomington, Minnesota 55431

   Russell A. Gullotti                   133,890                           *
   Robert C. Bowen                        68,232  (1)                      *
   Richard L. Poss                        47,787  (2)                      *
   David W. Smith                         30,276  (3)                      *
   Jeffrey W. Taylor                      31,679  (4)                      *

   All Directors and Executive
   Officers as a Group (18 persons)    2,083,966  (5)                    14%

   *  Less than 1%

     (1) The shares listed for Mr. Bowen include 27,600 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,255 shares allocated to him pursuant to the ESOP and 20,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) The shares listed for Mr. Poss include 22,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,165 shares allocated to him pursuant to the ESOP and 15,500 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (3) The shares listed for Mr. Smith include 14,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,094 shares allocated to him pursuant to the ESOP and 2,400 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (4) The shares listed for Mr. Taylor include 13,200 shares issued pursuant to the L-TIP which are subject to forfeiture, 979 shares allocated to him pursuant to the ESOP and 10,700 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (5) Includes 201,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 7,351 shares allocated pursuant to the ESOP and 208,500 shares that may be acquired within 60 days upon exercise of outstanding stock options.

                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed entirely of outside directors who review the Company's compensation processes and programs. They approve and make recommendations with regard to those processes and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and senior executive officers of the Company. The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
-    Support the goal of increasing stockholder value,
- Provide compensation that will attract and retain superior talent and reward performance, and
- Align each executive officer's interests with the success of the Company by making a portion of compensation dependent on business unit and corporate revenue and earnings growth.

The executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies as well as with a general group of comparably-sized companies. The peer group consists of companies in the computer, electronics, software and related services industry, both nationally and locally. National compensation survey data is obtained from an outside consultant and industry associations. Data on approximately 125 peer group companies which are of a size and complexity comparable to the Company is utilized. The general comparative group consists of companies of comparable size included in nationwide, general industrial survey data obtained from three major management consulting firms. Actual total compensation levels may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options and performance-based cash and restricted stock awards; and various health and other benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to the peer and other comparable companies in the groups described above. Generally, it is intended that salary levels, when combined with annual performance based amounts, will result in compensation that is competitive with the peer and other companies described above. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to executives to achieve their business units' goals, the Company's annual goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate or business unit revenue and earnings goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonuses which, when combined with base salary, will result in compensation that is competitive with the peer and other comparable companies described above. The Compensation Committee also gives consideration to issues which it deems specific to the Company. During fiscal 1996, bonuses were paid under the MIP based on achievement of corporate and business unit revenue and earnings goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance exceeds established performance goals.

Stock Option and Long-Term Incentive Programs

The Company's stock option plans and its L-TIP are the Company's long-term incentive plans for executive officers. The objectives of the plans are to promote the long-term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the L-TIP enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock to help ensure an on-going alignment with stockholder interests.

The Company's stock option plans are administered by the Compensation Committee. Stock options for executive officers are generally granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 60 or 63 month terms and vest at the rate of 20% after 12, 24, 36, 48 and 58 or 60 months. The amounts to be granted to executive officers are determined using relevant compensation survey data, consideration of the value of the Company's Common Stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

Under the L-TIP awards made in fiscal 1990, as revised by the Compensation Committee in 1996 to delete the cash element of the awards, restricted shares vested if the participant was employed by NCS after 10 years from award date, or earlier if the prescribed performance goal was achieved. If the goal was achieved, the restricted shares vested over a three-year period: 40% as of the end of the year of achievement and 30% at the end of each of the next two succeeding years. The performance goal was attained on the achievement of a 20% return on equity in any fiscal year. The performance goal was achieved as of January 31, 1997 and, thus, shares awarded will vest over the ensuing three-year period with continued employment.

Under the L-TIP awards made in fiscal 1995, as revised by the Compensation Committee in 1996 to reduce the term and the number of shares of the awards, the restricted shares vested when the prescribed cumulative total earnings per share
(EPS) were achieved for the two fiscal years ending January 31, 1997. Provision was made in the fiscal 1995 awards whereby participant awards could be modified in a range of 85-115% based on actual revenue for fiscal 1996 and up to 200% for overachievement of cumulative EPS goals. An annual cash compensation element was based on achievement of prescribed minimum EPS amounts in each of the fiscal years ending January 31, 1996 and 1997. If the annual prescribed minimum EPS amount was not achieved, that year's cash payout of 10% of base salary was lost. For the year ended January 31, 1997, the annual EPS goal was achieved and the cash payout was made subsequent to year-end; and, the cumulative EPS and revenue goals were achieved, which will cause the restricted shares to vest over a two year period: 67% as of January 31, 1997 and 33% as of January 31, 1998 with continued employment.

The  L-TIP  awards  were  granted  to  eligible   executive  officers  based  on
compensation survey data, anticipated growth in the value of the Company's Common Stock and competitive employment factors at the time of award.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Gullotti's annual base salary is $425,000 which, when added to potential performance based compensation if established goals are met, was an amount the Compensation Committee determined was marketplace competitive and resulted in compensation in the market range for similar amounts paid to chief executive officers by the peer and general comparative group companies described above. During fiscal 1996, a bonus of $304,780 ($262,280 under the MIP and $42,500 under the L-TIP) was accrued for Mr. Gullotti. Mr. Gullotti was granted an option during the year to purchase 30,000 shares of the Company's Common Stock. The Compensation Committee determined the size of the option granted in the same manner as described above for other executive officers.

On February 1, 1997, Mr. Gullotti was granted an L-TIP award of 50,000 restricted shares of the Company's Common Stock. The award will vest in 25% increments on the Company attaining prescribed NCS stock price goals. At each vesting date, a replenishment restricted share award of 12,500 shares will be made which will vest in 25% increments upon achievement of prescribed stock price goals. All unvested shares, whether part of the original grant or one of the replenishment grants, vest five years from the date of grant. Consistent with the purpose of the L-TIP, this award is intended to both provide Mr.
Gullotti with an additional incentive to achieve success for the Company on behalf of the stockholders and to retain Mr. Gullotti's continued service to NCS.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The NCS 1997 Employee Stock Option Plan, when approved by stockholders, will comply with Section 162(m) so that compensation relating to stock options granted under the 1997 Plan will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). Similarly, compensation expense related to options granted under the Company's 1995 Employee Stock Option Plan will also be deductible under Section 162(m). The Committee has not formulated a policy with respect to qualifying other executive compensation for deductibility under Section 162(m).


David C. Cox, Chairman              John E. Steuri
Jean B. Keffeler                    Jeffrey E. Stiefler

Members of the Compensation Committee


                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four next most highly compensated executive officers of the Company.

                                               Annual Compensation                  Long-Term Compensation
                                    ------------------------------------------    ------------------------
                                                                        Other      Restricted   Securities          All Other
                                                                       Annual        Stock        Under-           Compensation
                                    Fiscal                             Compen-       Awards        lying         -----------------
Name and Principal Position          Year      Salary     Bonus(1)     sation       ($)  (2)      Options        ESP(3)     ESOP(3)
-----------------------------------------------------------------------------------------------------------------------------------

Russell A. Gullotti, Chairman,       1996     $418,750    $304,780     $1,614    $          0       30,000       $3,750      3,421
  President and Chief                1995      388,702     253,333      2,358         594,950       30,000        3,750      2,733
  Executive Officer (4)              1994      126,500      62,500          0               0      100,000        1,560          0

Robert C. Bowen, Senior              1996      209,000      54,035          0               0        8,000        3,750      3,690
  Vice President                     1995      206,750      43,380      1,609         175,200       10,000        3,750      3,224
                                     1994      200,000      45,850      1,561               0       10,000        3,000      2,749

Richard L. Poss, Senior              1996      211,250      46,333      1,625               0       10,000        3,750      3,910
  Vice President                     1995      183,333     109,886      1,111         146,000        9,500        3,750      3,176
                                     1994      168,333      74,887          0               0       10,000        3,000      2,702

David W. Smith,                      1996      175,750      97,813      1,573               0        8,000        3,750      3,641
  Vice President                     1995      161,000      56,962          0         136,875        7,000        3,750      3,150
                                     1994      155,000      24,824          0               0        6,000            0       2674

Jeffrey W. Taylor, Vice              1996      179,000      80,404          0               0        8,500        3,750      3,617
  President and Chief                1995      167,500      65,025          0         142,350        8,000        3,750      3,085
  Financial Officer                  1994      146,042      30,682          0          62,500       10,000        3,000      2,620

     (1) Executive officers participate in the Company's MIP and its L-TIP. Under these plans, cash incentive payments are made, based on NCS' financial performance, business unit performance and individual performance criteria and the officer's base salary, following the fiscal year end. Based on the Company's fiscal 1996 EPS performance, annual cash awards under the L-TIP of $42,500, $20,900, $21,500, $18,000 and $18,200 were accrued for Messrs. Gullotti, Bowen, Poss, Smith and Taylor, respectively. The remainder of the bonus amount was accrued under the MIP. Incentive payment amounts are shown in the fiscal year accrued.

     (2) The number and fair market value of aggregate restricted stock holdings at January 31, 1997, were 32,600 shares ($796,663), 27,600 shares
         ($674,475),  22,500 ($549,844), 14,500 ($354,344) and 13,200 ($322,575)
         for Messrs. Gullotti, Bowen, Poss, Smith and Taylor, respectively. The value of the restricted stock awards shown in the table above is determined by multiplying the fair market value of the Company's Common Stock on date of award by the number of shares awarded. In fiscal 1996, the L-TIP awards made in fiscal 1995 were amended to reduce the term and number of shares. Performance objectives were met in fiscal 1996 and, accordingly, approximately 71% of the holdings at January 31, 1997 will vest in 1997 and 1998 with the remainder forfeited. Dividends are paid on shares awarded.

     (3) Compensation reported represents Company contributions under the NCS 401(k) Employees Savings Plan (ESP) and the NCS Employee Stock Ownership Plan (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on date of allocation.

     (4) Mr. Gullotti joined the Company as President and Chief Executive Officer on October 1, 1994. In fiscal 1994, Mr. Gullotti was paid $225,000 cash as compensation for lost benefits from his prior employer and $38,130 for reimbursement of relocation expenses. In fiscal 1995, he was paid $33,386 for reimbursement of relocation expenses. The Company provided Mr. Gullotti a supplemental executive retirement plan
         (SERP) which, on retirement at age 65, would provide an annual benefit of $75,000. Reduced amounts would be paid on retirement between ages 55 and 65. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company. NCS has agreed with Mr. Gullotti that if his employment with the Company is involuntarily terminated for other than cause, he will receive a severance package equal to two years base salary.

The Company has entered into severance agreements with Messrs. Gullotti, Bowen, Poss, Smith and Taylor. Pursuant to such agreements, each would receive a payment equal to twice his annual salary and bonus amounts in the event he is terminated following a "change in control" of the Company (as defined in the agreements). In such event, any stock options or restricted stock awards granted to such executive officer would be immediately vested in full. The agreements are terminable upon six months prior notice by the Company, and payments thereunder are limited to the amount that may be paid without penalty under
Section 280G of the Code.


                                  STOCK OPTIONS

The following tables summarize option grants and exercises during fiscal 1996 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1996.

                     Option Grants in Fiscal 1996
                     ----------------------------


                                   Individual Grants                                    Potential Realizable Value
                    -------------------------------------------------                     at Assumed Annual Rates
                       # of     % of Total                                                      of Stock Price
                    Securities    Options       Exercise                                       Appreciation for
                    Underlying   Granted to     or Base                                        Option Term (2)
                     Options    Employees in     Price     Expiration                ---------------------------------
Name                Granted(1)   Fiscal 1996     ($/Sh)       Date                   0%            5%            10%
-----------------   ---------   ------------    --------   ----------                --            --            ---
Russell A. Gullotti   30,000        14 %         $24.00      8/23/01                 0         $210,293       $467,761
Robert C. Bowen        8,000         4            24.00      8/23/01                 0           56,078        124,736
Richard L. Poss       10,000         5            24.00      8/23/01                 0           70,098        155,920
David W. Smith         8,000         4            24.00      8/23/01                 0           56,078        124,736
Jeffrey W. Taylor      8,500         4            24.00      8/23/01                 0           59,583        132,532


     (1) Options vest at the rate of 20% after 12, 24, 36, 48 and 60 months.

     (2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

                 Aggregated Option Exercises in Fiscal 1996 and
                     Value of Options at End of Fiscal 1996

                                                                 Number of                        Value of
                             Number of                     Securities Underlying              Unexercised In-
                               Shares                       Unexercised Options              the-Money Options
                              Acquired     Value                 at end of                        at end of
                                 on       Realized              Fiscal 1996                      Fiscal 1996
                              Exercise      (1)          Exercisable/Unexercisable        Exercisable/Unexercisable
                              --------    --------       -------------------------        -------------------------
Russell A. Gullotti            1,000     $  8,500            45,000 / 114,000                 $479,730 / 846,360
Robert C. Bowen                8,000       82,000            18,400 /  27,600                  171,696 / 175,544
Richard L. Poss                8,000       75,000            14,300 /  27,200                  135,692 / 156,568
David W. Smith                 3,400       27,700             1,400 /  20,200                    9,016 / 108,888
Jeffrey W. Taylor              4,000       34,000            10,100 /  22,900                   98,444 / 134,076


    (1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1996, minus the exercise price.


                          COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices
(CRSP), University of Chicago, Index for NASDAQ Computer and Data Processing Stocks (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1992 and reinvestment of all dividends).


                                  1/31/92   1/31/93   1/31/94   1/31/95   1/31/96   1/31/97
                                  -------   -------   -------   -------   -------   -------

NCS                                100.0     102.2      81.1     109.4     143.3     175.8

S&P 500 INDEX                      100.0     110.5     124.4     125.2     173.9     220.1

INDEX FOR NASDAQ COMPUTER
 AND DATA PROCESSING STOCKS        100.0     105.5     112.7     126.7     195.6     266.3


------------------------
     (1) Total return calculations for the S&P 500 Index were performed by CRSP.

     (2) The Index for NASDAQ Computer and Data Processing Stocks (SIC 737) is maintained by CRSP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 31, 1997, officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                              STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 22, 1997.

                                     GENERAL

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 31, 1997, as filed with the SEC, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 21, 1997


                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            J. W. Fenton, Jr., Secretary

PROXY CARD:




                                        THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                              BOARD OF DIRECTORS


                        (LOGO)
            National Computer Systems, Inc.
11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440

The undersigned hereby appoints Russell A. Gullotti and J. W. Fenton, Jr., and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota, on May 22, 1997, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 through 4.

1. ELECTION OF DIRECTORS
   O FOR all nominees listed below       O WITHHOLD AUTHORITY
     (Except as marked to the              to vote for all nominees listed below
      contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

O  David C. Cox               O  Jean B. Keffeler      O  John E. Steuri
O  Russell A. Gullotti        O  Charles W. Oswald     O  Jeffrey E. Stiefler
O  Moses Joseph               O  Stephen G. Shank      O  John W. Vessey


2. PROPOSAL TO APPROVE 1997 EMPLOYEE STOCK OPTION PLAN
   O FOR               O AGAINST             O ABSTAIN

3. PROPOSAL TO APPROVE 1997 LONG-TERM INCENTIVE PLAN
   O FOR               O AGAINST             O ABSTAIN

4. APPOINTMENT OF AUDITORS - Ernst & Young
   O FOR               O AGAINST             O ABSTAIN

5. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.


Stockholder and shares of record covered by this proxy are shown on reverse side.


PLEASE DATE AND SIGN exactly as name appears to the left indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.

                            DATED ____________________________________ , 1997

                                  ____________________________________
                                             (Signature)

                                  ____________________________________
                                      (Signature, if held jointly)




                       PLEASE NOTE THE ABOVE SIGNATURE BOX

                           RETURN IN ENVELOPE PROVIDED